Exhibit 10.2.22

Regeneron Pharmaceuticals, Inc.
ID: [ ]
Notice of Grant of Performance Restricted	777 Old Saw Mill River Road
Stock Units and Performance Restricted Stock	Tarrytown, New York 10591
Unit Agreement (“Notice”)

[NAME]	Performance RSU Number:	[ ]
[ADDRESS]	Plan:	[ ]
	ID:	[ ]

Effective <date> (the “Grant Date”) you have been granted Performance Restricted Stock Units with respect to a target number of [ ] shares of REGENERON PHARMACUTICALS, INC. (the “Company”) common stock (the “Target PSU”). Please refer to Section 2, Definitions below for definitions of certain terms used in this Notice. Any capitalized term used but not defined in this Notice shall have the meaning given to such term in the Plan.

1. Vesting Criteria and Rules.

A. Primary Performance Schedule.

The Performance Restricted Stock Units shall be eligible to vest based on determinations that are to be made first upon the fourth anniversary of the Grant Date and second upon the fifth anniversary of the Grant Date, subject to earlier determinations upon a Change in Control. Rules regarding the timing of issuance of shares of Company Stock in connection with the vesting of Performance Restricted Stock Units are set forth below under Section 3, Special Rules (“Special Rules”).

The number of shares of Company Stock deliverable in respect of determinations that are to be made upon the fourth anniversary of the Grant Date shall be based on the following matrix (the “4-Year Goal”):

4-Year Goal

Level	Cumulative TSR	Payout (as percentage of Target PSU)
Maximum	+75%	225%
	+69%	200%
	+63%	175%
	+57%	150%
	+52%	125%
Target	+46%	100%
	+34%	75%
Threshold	+22%	50%

5-Year Goal

The number of shares of Company Stock deliverable in respect of determinations that are to be made upon the fifth anniversary of the Grant Date shall be based on the following matrix (the “5-Year Goal”), except that the number of shares of Company Stock deliverable shall be net of the number (if any) of shares of Company Stock previously delivered in respect of the 4-Year Goal:

Level	Cumulative TSR	Payout (as percentage of Target PSU)
Maximum	+101%	225%
	+93%	200%
	+84%	175%
	+76%	150%
	+69%	125%
Target	+61%	100%
	+44%	75%
Threshold	+28%	50%

No Performance Restricted Stock Units shall vest for performance below the Threshold level (except as set forth below under Section 1.B, Secondary Relative TSR Performance Schedule (the “Secondary Relative TSR Performance Schedule”)) and no additional payments shall be made for payments above the Maximum level. There shall be straight line interpolation to determine the payout percentage earned for performance above the Threshold level and falling between the percentages specified in the matrices shown above and below. In the event of a Change in Control prior to the fourth anniversary of the Grant Date, the performance period shall be deemed to have ended on the date of the Change in Control and the payment of Company Stock shall be based on the compound annual growth rate (“CAGR”) of the TSR attained as of such date for the shortened performance period (as determined by the Committee) measured against the CAGR levels set forth in the matrix below. In the event of a Change in Control between the fourth and fifth anniversaries of the Grant Date, the performance period shall be deemed to have ended on the date of the Change in Control and the payment of Company Stock shall be based on the CAGR of the TSR attained as of such date for the shortened performance period (as determined by the Committee) measured against the CAGR levels set forth in the matrix below, net of any shares paid pursuant to the determination of the 4-Year Goal. Further, in the event that no Performance Restricted Stock Units have vested hereunder pursuant to the CAGR of the TSR attained for a shortened performance period (whether or not occurring after the first four years of the performance period), the Secondary Relative TSR Performance Schedule shall be applied, except that the relative TSR described therein shall be determined over the shortened performance period.

The following CAGR matrix shall be used to determine the number of shares of Company Stock deliverable in respect of TSR performance over a shortened performance period:

Level	CAGR	Payout (as percentage of Target PSU)
Maximum	+15%	225%
	+14%	200%
	+13%	175%
	+12%	150%
	+11%	125%
Target	+10%	100%
	+7.5%	75%
Threshold	+5%	50%

B. Secondary Relative TSR Performance Schedule

If, immediately following the determination of performance against the 5-Year Goal (or upon a shortened performance period due to a Change in Control, as described above), (1) no Performance Restricted Stock Units have vested hereunder and (2) the Company’s TSR for such 5-year period (or shortened performance period, as applicable) is at least 200 basis points above the TSR of the Nasdaq Biotech Index (composite return) as determined by the Committee for the corresponding period, then a number of Performance Restricted Stock Units equal to 50% of the Target PSU shall vest hereunder.

To the extent not earned pursuant to the criteria set forth above, the Performance Restricted Stock Units shall be forfeited upon the fifth anniversary of the Grant Date.

2. Definitions.

“Beginning Stock Price” shall mean the Fair Market Value of a share of the Company Stock on the Grant Date.

“Closing Price” of a share of Company Stock, as of a date of determination, shall mean (1) the closing sales price per share of Company Stock on the national securities exchange or national market system on which such stock is principally traded on such date or, if such date is not a trading day, on the last preceding date on which there was a sale of such stock on such exchange, or (2) if the shares of Company Stock are not then listed on a national securities exchange or national market system, or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith.

“Dividend Value” shall mean the value of any dividends paid on a share of Company Stock during the applicable measurement period, with the payment date deemed to have occurred on the ex-dividend date for such dividend and the amount of such dividend deemed reinvested in shares of Company Stock as of the ex-dividend date (based on the Closing Price of such shares on such date).

“Ending Stock Price” shall mean the average Closing Price of a share of Company Stock for the twenty trading days immediately preceding the applicable determination date, after adjusting for the Dividend Value, as applicable.

“Plan” shall mean the Amended and Restated Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan, as amended from time to time.

“TSR” shall mean the percent return on a share of Company Stock, determined using the following calculation:

TSR = (Ending Stock Price - Beginning Stock Price)/(Beginning Stock Price)

3. Special Rules.

Upon a termination of employment due to death or retirement (as defined in the Company’s employee handbook as in effect on the date hereof) (such retirement, “Retirement”), the Performance Restricted Stock Unit award shall remain outstanding, and vesting and forfeiture shall be determined in the manner set forth in this Notice, without regard to such termination of employment.

For the avoidance of doubt, and notwithstanding any provision in this Notice, the Performance Restricted Stock Unit Agreement, or the Plan to the contrary, no termination of employment shall be deemed to take place unless the Recipient has ceased both to be employed by and to provide service [(other than continued service on the board of directors of the successor, surviving, or resulting entity of the Company following a Change in Control, as described below)]1 to the Company and/or its Subsidiaries.

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1 Not applicable to Notices for P. Roy Vagelos, M.D.

Upon any termination of employment other than (1) due to death, (2) due to Retirement, or (3) following a Change in Control, any unvested portion of the Performance Restricted Stock Units shall be immediately forfeited.

In the event that the Company pays dividends during a performance period, the number of shares of Company Stock subject to the Target PSU shall be increased by a number of shares of Company Stock equal to the aggregate amount of the dividend payable with respect to the number of shares of Company Stock subject to the Target PSU, divided by the Fair Market Value of a share of the Company Stock on the ex-dividend date with respect to such dividend.

[Except in the case of vesting determinations made early due to the occurrence of a Change in Control, shares]2 [Shares]3 of Company Stock earned pursuant to the Performance Restricted Stock Unit Agreement and this Notice shall be delivered (subject to satisfaction of the applicable tax withholding requirements) as soon as practicable (but in no event more than 30 days) following the applicable vesting determination described above, which shall be made by the Committee within 30 days following completion of the applicable performance period.

[In the case of vesting determinations made early due to the occurrence of a Change in Control, shares of Company Stock earned pursuant to the Performance Restricted Stock Unit Agreement and this Notice based on a determination made as a result of such Change in Control shall be delivered (subject to satisfaction of the applicable tax withholding requirements) as soon as practicable (but in no event more than 30 days) following the fifth anniversary of the Grant Date (subject to your continued employment upon such anniversary); provided, however, that in the event that your employment is terminated prior to such fifth anniversary and upon or within the two-year period immediately following the Change in Control either by the Company without Cause (as defined below) or by you for Good Reason (as defined below) or due to your death, such shares shall be delivered upon or within 30 days following such termination (and shall be forfeited upon any other termination of employment). In addition, in the event that the Performance Restricted Stock Units are not assumed or converted into an economically-equivalent right upon a Change in Control, Performance Restricted Stock Units earned as a result of vesting determinations made early due to the occurrence of a Change in Control shall be delivered upon or as soon as practicable following the Change in Control.

For purposes of this Notice, “Cause” shall mean (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between you and the Company (or otherwise applicable to you) on the Grant Date (or where there is such an agreement or plan but it does not define “cause” (or words of like import)) (A) the willful and continued failure by you substantially to perform your duties and obligations to the Company (other than any such failure resulting from your incapacity due to physical or mental illness), including without limitation, repeated refusal to follow the reasonable directions of the Company, violation of the Company’s Code of Business Conduct and Ethics, knowing violation of law in the course of performance of your duties of employment, repeated absences from work without a reasonable excuse, or intoxication with alcohol or illegal drugs while on the Company’s premises during regular business hours; (B) fraud or material dishonesty against the Company; or (C) a conviction or plea of guilty or nolo contendere to a felony or a crime involving material dishonesty; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between you and the Company (or otherwise applicable to you) on the Grant Date that defines “cause” (or words of like import), as defined under such agreement or plan. For purposes of this paragraph, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that the action or omission was in the best interest of the Company.

For purposes of this Notice, “Good Reason” shall mean (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between you and the Company (or otherwise applicable to you) on the Grant Date (or where there is such an agreement or plan but it does not define “good reason” (or words of like import)) a termination of employment by you within one hundred twenty (120) days after the occurrence of one of the following events after the occurrence of a Change in Control
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2 Not applicable to Notices for P. Roy Vagelos, M.D.
3 Only applicable to Notices for P. Roy Vagelos, M.D.

unless such events are fully corrected in all material respects by you within thirty (30) days following written notification by you to the Company that you intend to terminate your employment hereunder for one of the reasons set forth below: (A) (1) any material diminution in your duties and responsibilities from those which existed immediately prior to a Change in Control (except in each case in connection with the termination of your employment for Cause or as a result of your death, or temporarily as a result of your illness or other absence), or (2) the assignment to you of duties and responsibilities materially inconsistent with the position held by you; (B) any material breach by the Company of any material provision of any written agreement with you or failure to timely pay any compensation obligation to you; (C) a reduction in your annual base salary or target bonus opportunity (if any) from that which existed immediately prior to a Change in Control; or (D) if you are based at the Company’s principal executive office, any relocation therefrom or, in any event, a relocation of your primary office of more than fifty (50) miles from the location immediately prior to a Change in Control; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between you and the Company (or otherwise applicable to you) on the Grant Date that defines “good reason” (or words of like import), as defined under such agreement or plan[; provided, however, that any such definition shall be deemed, solely for purposes of this Notice, to include as one of the reasons that the employment of Leonard S. Schleifer, M.D., Ph.D. with the Company under the Amended and Restated Employment Agreement, dated as of November 14, 2008, by and between Dr. Schleifer and the Company, as in effect from time to time (the “Employment Agreement”), has ended due to Dr. Schleifer’s Involuntary Termination (as defined in the Employment Agreement)].4]5 [For purposes of this Notice, in the event of a termination without Cause or for Good Reason on or within the two-year period following a Change in Control, continued service on the board of directors of the successor, surviving, or resulting entity of the Company in a Change in Control transaction shall not affect the payment timing (which shall be upon or within 30 days following such termination).6]

You and the Company agree that these Performance Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and the enclosed Performance Restricted Stock Unit Agreement, both of which are attached and made a part of this document. You and the Company further agree that these Performance Restricted Stock Units are intended to be short-term deferrals exempt from the provisions of Section 409A of the Code and shall be construed and interpreted in accordance with such intention.

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4 Only applicable to Notices for George D. Yancopoulos, M.D., Ph.D.
5 Not applicable to Notices for P. Roy Vagelos, M.D.
6 Not applicable to Notices for P. Roy Vagelos, M.D.

REGENERON PHARMACEUTICALS, INC.
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO
THE AMENDED AND RESTATED REGENERON PHARMACEUTICALS, INC.
2014 LONG‑TERM INCENTIVE PLAN
THIS AGREEMENT (this “Agreement”), made as of the date on the Notice of Grant of Performance Restricted Stock Units, by and between Regeneron Pharmaceuticals, Inc., a New York corporation (the “Company” and, together with its Subsidiaries, the “Employer”), and the employee named on the Notice of Grant of Performance Restricted Stock Units (the “Recipient”). Any capitalized term used but not defined in this Agreement shall have the meaning given to such term in the Plan (as defined below).
WHEREAS, the Recipient is an employee of the Company (or a Subsidiary of the Company) and the Company desires to afford the Recipient the opportunity to acquire or enlarge the Recipient’s stock ownership in the Company so that the Recipient may have a direct proprietary interest in the Company’s success; and
WHEREAS, the Committee administering the Amended and Restated Regeneron Pharmaceuticals, Inc. 2014 Long‑Term Incentive Plan (as amended from time to time, the “Plan”) has granted (as of the effective date of grant specified in the Notice of Grant of Performance Restricted Stock Units) to the Recipient a Performance Restricted Stock Unit (as defined below) with respect to the number of shares of Company Stock as set forth in the Notice of Grant of Performance Restricted Stock Units.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:
1.Grant of Award. Pursuant to Section 9 of the Plan, the Company grants to the Recipient, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, a restricted stock unit (referred to in the Plan as “Phantom Stock”) (each such unit, a “Performance Restricted Stock Unit”) with respect to the shares of Company Stock as determined in accordance with the Notice of Grant of Performance Restricted Stock Units. The Participant’s record of Company Stock ownership shall be recorded in the books of the Company only when and to the extent the Performance Restricted Stock Units vest and the shares of Company Stock are issued. At the Recipient’s request, vested shares may be evidenced by stock certificates or book-entry registration.
2.Vesting; Forfeiture. (a) The Performance Restricted Stock Units granted to the Recipient shall vest and be forfeited as provided in the Notice of Grant of Performance Restricted Stock Units. The provisions of this Section 2(a) are subject to the provisions set forth in the Notice of Grant of Performance Restricted Stock Units and any employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Recipient (or otherwise applicable to the Recipient) on the date of grant specified in the Notice of Grant of Performance Restricted Stock Units.
(b) Except as otherwise provided in any employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Recipient (or otherwise applicable to the Recipient) on the date of grant specified in the Notice of Grant of Performance Restricted Stock Units, if the application of the Change in Control provisions set forth in the Notice of Grant of Performance Restricted Stock Units, similar provisions in other stock option or equity compensation grants, and other payments and benefits payable to the Recipient upon termination of employment with the Employer (collectively, the “Company Payments”) would result in the Recipient being subject to excise tax (the “Excise Tax”) payable under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of any Company Payments shall be automatically reduced to an amount one dollar less than an amount that would subject the Recipient to the Excise Tax; provided, however, that the reduction shall occur only if the reduced Company Payments received by the Recipient (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by the Recipient minus (i) the Excise Tax payable with respect to such Company Payments and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments. If the Company Payments are to be reduced in accordance with the foregoing, the Company Payments shall be reduced as mutually agreed between the Employer and the Recipient or, in the event the parties cannot agree, in the following order: (1) acceleration of vesting of any option where the exercise price exceeds the fair market value of the underlying shares at the time the acceleration would otherwise occur; (2) any lump-sum severance based on a multiple of base salary or bonus; (3) any other cash amounts payable to the Recipient; (4) any benefits valued as parachute payments; and (5) acceleration of vesting of any equity not covered by (1) above.
3.Reserved.

4.Securities Laws Requirements. The Company shall not be obligated to transfer any shares of Company Stock to the Recipient, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act (or any other federal or state statutes having similar requirements as may be in effect at that time).
5.Invalid Transfers. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Performance Restricted Stock Units by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the By-Laws of the Company shall be valid. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
6.Taxes. At the time the Recipient recognizes taxable income in respect of the Performance Restricted Stock Units, an amount equal to the federal, state and/or local taxes the Company determines it is required to withhold under applicable tax laws with respect to the Performance Restricted Stock Units shall be due from the Recipient to the Company and shall (except as may otherwise be determined by the Board of Directors or the Committee from time to time (including following the date hereof)) be satisfied by surrendering to the Company a portion of the shares of Company Stock otherwise deliverable with respect to the Performance Restricted Stock Units the vesting of which gives rise to the withholding obligation (but only to the extent of the minimum withholding required by law). Shares so surrendered by the Recipient shall be credited against any such withholding obligation at the Fair Market Value of such shares on the date of such vesting (and the amount equal to the Fair Market Value of such shares shall be remitted by the Company to the appropriate tax authorities). The Recipient understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.
7.Rights as a Shareholder. The Recipient will not have the rights of a shareholder with respect to shares of Company Stock subject to the Performance Restricted Stock Units until the vesting of the Performance Restricted Stock Units and the delivery of shares of Company Stock with respect to such vesting.
8.Compliance with Law and Regulations. This Agreement, the award hereunder and any obligation of the Company hereunder shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Except to the extent preempted by any federal law, this Agreement shall be construed and administered in accordance with the laws of the State of New York without reference to its principles of conflicts of law.
9.Recipient Bound by Plan. The Recipient acknowledges receipt of a copy of this Agreement and the Plan and agrees to be bound by all the terms and provisions thereof, which are incorporated herein by reference. To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.
10.Notices. Any notice or communication given hereunder shall be in writing and shall be deemed given when delivered in person, or by United States mail, at the following addresses: (i) if to the Company, to: Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591, Attention: Secretary, and (ii) if to the Recipient, to: the Recipient at Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591, or, if the Recipient has terminated service with the Company, to the last address for the Recipient indicated in the records of the Company, or such other address as the relevant party shall specify at any time hereafter in accordance with this Section 10.
11.No Obligation to Continue Employment. This Agreement does not guarantee that the Employer will employ the Recipient for any specified time period, nor does it modify in any respect the Recipient’s employment or compensation.
12.Recoupment. By entering into this Agreement and accepting the award hereunder, the Recipient agrees to be bound by the terms of the Company’s Policy Regarding Recoupment or Reduction of Incentive Compensation for Compliance Violations, as in effect from time to time (or any successor policy thereto) (the “Recoupment Policy”), and further acknowledges and agrees that the Recoupment Policy shall apply to the Performance Restricted Stock Units and the shares of Company Stock deliverable pursuant to the Performance Restricted Stock Units granted hereunder (including after all restrictions on such shares have lapsed).